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                                  EXHIBIT 23(b)

                         Consent of HJ & Associates, LLC
                 (formerly known as Jones Jensen & Company, LLC)

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Computerized Thermal Imaging, Inc.

     We consent to the inclusion in this Registration Statement of Computerized Thermal Imaging, Inc. of our report dated October 7, 1999 relating to the consolidated balance sheet of Computerized Thermal Imaging, Inc. as of June 30, 1999 and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended. We also consent to the reference to us under the heading "Experts" in this Registration Statement.


/s/HJ & Associates, LLC
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HJ & Associates, LLC

Salt Lake City, Utah
Date: June 16, 2000